Exhibit 10.2

AMENDMENT No. 1 to RESTRICTED SHARE AWARD AGREEMENT (this “Amendment”) made as of this 10th day of August 2010, by and between White Mountains Insurance Group, Ltd., a Bermuda corporation (the “Company”), and Raymond Barrette (the “Grantee”).

W I T N E S S E T H :

WHEREAS, the Company and the Grantee entered into a Restricted Share Award Agreement on March 6, 2007 (the “Agreement”); and

WHEREAS, the Company’s Compensation Committee (the “Committee”) has determined to amend the vesting terms applicable to the restricted shares referred to as the “Change in Control Restricted Shares” under the Agreement and the Grantee has agreed to such amendments.

NOW, THEREFORE, it is agreed between the parties as follows:

1.  Amendment to Defined Term.  The Change in Control Restricted Shares shall hereinafter be referred to as the “2013-2015 Time-Vested Restricted Shares”.

2.  Amendment to Section 2(b).  The first three sentences of Section 2(b) of the Agreement are hereby deleted and replaced with the following:

“The 2013-2015 Time-Vested Restricted Shares shall vest, and the Repurchase Option with respect to such vested 2013-2015 Time-Vested Restricted Shares shall lapse, in three equal installments on each of the first three anniversaries of the 2013-2015 Reference Date, subject to the continued employment of the Grantee with the Company through the applicable anniversary.  For the purposes of this Agreement, the “2013-2015 Reference Date” shall be January 20, 2012.  In addition, if (i) the Grantee’s employment with the Company shall be terminated by the Company without Cause (as defined in the LTIP) or (ii) a Change in Control (as defined below) shall occur, then any unvested 2013-2015 Time-Vested Restricted Shares shall become fully vested, and the Repurchase Option with respect thereto shall lapse, as of the date of such termination or the date of the consummation of such Change in Control, as the case may be.  The 2013-2015 Time-Vested Restricted Shares, to the extent unvested, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution.”

3.  Amendment to Section 2(c).  The first sentence of Section 2(c) is hereby deleted and replaced with the following:

“The Company shall have the option (the “Repurchase Option”) to repurchase any unvested Restricted Share at a price equal to $0.01 per Restricted Share at any time that the Grantee’s continuous employment with the Company is terminated, except as otherwise provided in Section 3.”

4.  Definitions.  Capitalized but otherwise undefined terms used in this Amendment have the meanings given to them in the Agreement.

5.  Continuing Agreement.  Except as specifically modified by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WHITE MOUNTAINS INSURANCE
GROUP, LTD.,

By

Name:
Title:

GRANTEE,

By

Raymond Barrette